EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-167036) of OBA Financial Services, Inc. of our report dated September 27, 2010, on the consolidated financial statements of OBA Financial Services, Inc., which appears in this annual report on Form 10-K for the year ended June 30, 2010.

/s/ ParenteBeard LLC

Syracuse, New York

September 27, 2010